                                                                    Exhibit 99.1


Contact:  Robert Siegfried/Jeremy Fielding
          Kekst and Company
          212-521-4800

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


     ENDO PHARMACEUTICALS AND ALGOS COMPLETE MERGER

     -- Endo Pharmaceuticals Holdings Inc. Strengthens Position as Leading
        Company in Growing Pain Management Market --

Chadds Ford, PA, July 17, 2000 - Endo Pharmaceuticals Holdings Inc., a fully integrated, specialty pharmaceutical company with market leadership in pain management, and Algos Pharmaceutical Corporation (NASDAQ: ALGO), a leader in developing proprietary pain management products, announced today that the shareholders of Algos had approved their merger, strengthening Endo's position as the leader in this rapidly growing market.

The combined company will be named Endo Pharmaceuticals Holdings Inc., and its common stock will be traded on the NASDAQ under the stock symbol ENDP and the warrants being issued to the Algos shareholders in the merger will be traded on NASDAQ under the symbol ENDPW.

Carol A. Ammon, president and chief executive officer of Endo Pharmaceuticals, said, "I am excited about the opportunities that the merger will generate for the shareholders, customers and employees of both companies. This transaction creates a company that is well placed to capitalize on the dynamic and growing market for pain management products. With leading brands in this sector, such as Percocet(R), Percodan(R) and Lidoderm(R), our strong research capability, and Algos' technology, we are now better positioned to create our next generation of pain management drugs.

John W. Lyle, Chairman of the Board of Endo, stated, "Endo's existing sales and marketing infrastructure and demonstrated regulatory expertise will allow us to accelerate the development and commercialization of our product pipeline."

"The first and ongoing priority for the Board and management is to continue to increase the value of Endo, and build value for the shareholders of the combined company," concluded Ms. Ammon.


About Endo

Endo is a fully integrated specialty pharmaceutical company with market leadership in pain management. The company researches, develops, produces and markets both branded and generic pharmaceutical products primarily for the treatment of pain. Endo has a portfolio of thirteen branded products that includes established brands such as Percocet(R) and Percodan(R), opioid analgesics that treat moderate-to-severe pain.

To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties. As a result of such risks and uncertainties, which include, but are not limited to, the difficulty of predicting FDA approvals, risks with respect to technology and product development, the effect of competing products and prices, uncertainties regarding intellectual property protection, changes in operating results and other risks discussed from time to time in Algos Pharmaceutical's and Endo's filings with the Securities and Exchange Commission, actual results may differ materially from those expressed or implied by such forward-looking statements.


                                     # # #

                                       2